                                                                                                                                            Exhibit 15.1

The Board of Directors
Norfolk Southern Corporation:

With respect to the accompanying registration statement on Form S-3, we acknowledge our awareness of the use therein of our reports dated April 20, 2004 and July 27, 2004 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Norfolk, Virginia
September 28, 2004